Exhibt 99.3

Dolphin Digital Media Reviews Second Quarter Fiscal 2012 Financial Results and Provides Business Outlook

MIAMI, August 21, 2012 (GLOBE NEWSWIRE) — Dolphin Digital Media, Inc. (OTCBB:DPDM) (http://www.dolphindigitalmedia.com), a leading producer of high quality digital content and safe, engaging websites for children, reviews its financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Highlights

•	Total Assets increased by 58.5% since December 2011 to $2.55 million versus $1.61 million.

•	Revenue for the second quarter increased to $998,582 from $197,824 in the second quarter 2011, a year-over-year increase of 404.8%.

•	Total payables and accrued liabilities reduced by 28.7% to $1.64 million as of June 2012 from $2.30 million in December 2011.

•	Shareholder Equity has improved by 22.5% to -$3.34 million as of June 30, 2012.

Second Quarter 2012 Operational Summary

•	Completed the filming of “Cybergeddon,” which will be launched globally this fall on Yahoo!

•	Brought to market our production “Hiding,” which is currently available through multiple distribution partners, including Amazon and iTunes.

•	Made significant strides in the development of our first universal iOS APP (iPhone and iPad).

•	Continued development of the US Youth Soccer “Clubhouse” (Kids Club) website, which is expected to launch in third quarter 2012.

Remainder of 2012 Business Outlook

Bill O’Dowd, Chairman and CEO, states:

"The marketplace for premium, original scripted online entertainment is both dynamic and expanding.  Viewership totals for original online video programming continue to grow quarter after quarter.  Advertisers have taken notice, with leading digital-marketing research firm eMarketer estimating that online video ad spending (the fastest-growing advertising segment) will surpass $5 billion in the United States alone by 2014.

Our wholly-owned subsidiary Dolphin Digital Studios is just beginning to hit its stride as the market-leading producer of best-in-class original scripted online entertainment.  Our first productions have been extremely well-received, the quality of which have allowed us to secure business partnerships with the absolute leaders in the entertainment industry, including Creative Artists Agency (CAA), Yahoo!, Cambio/AOL, and Warner Bros. Digital Distribution.  Furthermore, our creative partnerships have consistently involved A-List Hollywood talent, including Anthony Zuiker (creator of CSI), Bryan Singer (director of X-Men) and McG (director of Terminator: Salvation), to name just a few.

We are also excited about the upcoming launch this fall of our Kids Club in partnership with U.S. Youth Soccer.  Currently titled the “Clubhouse,” we will be eager to share more details regarding the unique offerings of this Kids Club as we get closer to launch.  Also, we continue to identify strong, national strategic partnerships for future Kids Clubs, as we look to expand that business segment of the Company.

As we continue to grow both Dolphin Digital Studios and our Kids Club businesses, we should continue to see improved financial performance, as we were able to report in our Second Quarter results.  We look forward to keeping you apprised of such updates.”

About Dolphin Digital Media, Inc.

Dolphin Digital Media, Inc. is dedicated to the production of high quality digital content and safe, engaging websites for children.  Please visit www.dolphindigitalmedia.com for more information.

ABOUT BILL O’DOWD

Mr. O’Dowd graduated from Harvard Law School in 1994, and founded Dolphin Entertainment in Miami in 1996.  Dolphin Entertainment is considered one of the leading independent producers of children’s entertainment in the world.  Notable credits include Executive Producer of Nickelodeon hits Zoey 101 (nominated for an Emmy Award) and Ned’s De-Classified School Survival Guide, as well as over a dozen tv movies, including Spectacular!, Nickelodeon’s first-ever musical.

SAFE HARBOR

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

CONTACT:

            Cherine Akbari
Dolphin Digital Media, Inc.
(305) 774–0407
cherine@dolphindigitalmedia.com